Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2011 First Quarter Results

STAMFORD, Conn., May 5, 2011 - WWE (NYSE:WWE) today announced financial results for its first quarter ended March 31, 2011. Revenues totaled $119.9 million as compared to $138.7 million in the prior year quarter. Operating income was $13.2 million as compared to $37.3 million in the prior year quarter. Net income was $8.6 million, or $0.11 per share, as compared to $24.7 million, or $0.33 per share in the prior year quarter. There were several items that impacted comparability, primarily the timing of our annual WrestleMania® event and a $2.8 million film impairment charge. Excluding these items, revenues in the current quarter totaled $119.9 million, adjusted operating income was $17.4 million and adjusted net income was $11.2 million, or $0.15 per share. In the prior year quarter, revenues totaled $109.9 million, adjusted operating income was $22.6 million and adjusted net income was $14.7 million, or $0.20 per share.

“Our first quarter adjusted EBITDA declined 20% reflecting mixed performance from our business lines, including the impact of the ongoing transition in our talent base, and an increase in SG&A expenses. While we understand the lead time required to develop new characters with broad appeal, we were disappointed with our financial performance and our management team is working on addressing these challenges,” stated Vince McMahon, Chairman and Chief Executive Officer. “Looking ahead, we are optimistic about our longer-term opportunities to leverage our strength as the ‘New WWE’. We are pleased with the strong performance of WrestleMania, which is expected to deliver a 30% increase in domestic pay-per-view buys and reach more than one million buys globally. Further, the successful launch of our new program, Tough Enough showcases the power of our branded programming. We believe the recent adjustment in our dividend will enhance our flexibility to create and monetize new content, to distribute that content on a variety of existing and emerging media platforms and to execute our ‘New WWE’ initiative.”

Comparability of Results

The current quarter results reflected $1.4 million in marketing expense to promote WrestleMania XXVII, which occurred within our second quarter on April 3, 2011. In addition, the current quarter included a $2.8 million impairment charge related to our film, 12 Rounds. WrestleMania XXVI occurred on March 28, 2010 and was included as part of our first quarter results in 2010. WrestleMania XXVI contributed approximately $28.8 million of revenues, $13.1 million of profit contribution ($8.8 million, net of tax) and $0.12 of EPS from across our various business lines in the prior year quarter. The Q1 2010 results also reflected an infrastructure tax incentive which reduced depreciation and amortization expense by $1.6 million. (See Schedules of Adjustments in Supplemental Information). Please note that our revised film strategy utilizing a self-distribution model impacts the comparability of results but is not adjusted in the aforementioned schedules.

First Quarter Results by Region and Business Segment

Revenues from North America and outside North America decreased 16% and 5%, respectively, led by declines in our Live and Televised Entertainment segment. Excluding items that impact comparability, revenues increased 10% in North America and 6% outside North America. There was no significant impact from changes in foreign exchange rates in the current quarter.

The following tables reflect net revenues by segment and by region for the three months ended March 31, 2011 and March 31, 2010. (Dollars in millions)

	Three Months Ended
	March 31,	March 31,
Net Revenues by Segment	2011	2010
Live and Televised Entertainment	$70.4	$98.2
Consumer Products	34.8	30.7
Digital Media	6.1	6.4
WWE Studios	8.6	3.4
Total	$119.9	$138.7

	Three Months Ended
	March 31,	March 31,
Net Revenues by Region	2011	2010
North America	$89.7	$106.9
Europe, Middle East & Africa (EMEA)	16.9	19.0
Asia Pacific (APAC)	8.4	7.8
Latin America	4.9	5.0
Total	$119.9	$138.7

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $70.4 million for the current quarter as compared to $98.2 million in the prior year quarter. The 28% decrease in revenues primarily reflects the impact of WrestleMania XXVI as previously discussed. Excluding the impact of WrestleMania XXVI in the prior year quarter, revenues from our Live and Televised Entertainment businesses were $69.7 million, essentially flat as compared to the current year.

  Live Event revenues were $19.6 million as compared to $26.0 million in the prior year quarter, primarily due to the timing of WrestleMania XXVI. WrestleMania XXVI generated approximately $6.7 million in revenue in the prior year quarter.
  There were 77 total events during the current quarter as compared to 75 events in the prior year quarter, with the variance primarily due to touring logistics. There were four international events performed in both the current and prior year quarter.

  North American events generated $17.4 million of revenues from 73 events as compared to $23.5 million from 71 events in the prior year quarter. North American average attendance decreased 21% to approximately 6,400 from 8,100 in the prior year quarter. The average ticket price for North American events was $36.40 in the current quarter as compared to $38.64 in the prior year quarter. Excluding the impact of WrestleMania XXVI in the prior year quarter, revenues increased 4% from $16.8 million due to the increase in the number of events. On an adjusted basis, North American average attendance was 7,300 and the average ticket price was $32.47 in the prior year quarter.

  International events generated approximately $2.2 million of revenues as compared to $2.5 million in the prior year based on the performance of four events in each quarter. International average attendance decreased 26% to 8,400 from 11,300 in the prior year quarter due, in part, to changes in territory mix. Average ticket prices were $48.88 as compared to $51.37 in the prior year quarter, a 5% decrease. These decreases were partially offset by minimum revenue guarantees that protect our interests when traveling to territories with higher economic risks.
  Pay-Per-View revenues were $13.5 million as compared to $32.4 million in the prior year quarter. There were two pay-per-view events produced in the current quarter as compared to three in the prior year quarter. Excluding the impact of WrestleMania XXVI in the prior year quarter, pay-per-view revenues totaled approximately $13.4 million. Buys for our February event, Elimination Chamber, were 30% below the prior year, impacted by the timing of our pay-per-view distribution in the U.K. Our television partner in the U.K. selected one fewer event in the current quarter for distribution via pay-per-view.
The details for the number of buys (in 000s) are as follows:

Broadcast Month	Events (in chronological order)	Three Months Ended March 31,
		2011	2010
January	Royal Rumble®	446	462
February	Elimination Chamber™	199	285
March	WrestleMania XXVI	-	885

Prior events		45	(40)
Total		690	1,592

  Television Rights Fees revenues were $31.6 million as compared to $29.4 million in the prior year quarter. This increase was primarily due to improved contract terms and contractual increases from our existing programs partially offset by the absence of a rights fee for our NXT program.

  Venue Merchandise revenues were $4.5 million as compared to $6.5 million in the prior year quarter, primarily due to the timing of WrestleMania. Excluding the impact of WrestleMania XXVI in the prior year quarter, the 8% decrease to $4.5 million was primarily due to a decline in total attendance at our North American events.

  WWE Classics on Demand™ revenues were $1.1 million as compared to $1.3 million in the prior year quarter, primarily due to a decline in domestic subscribers.
Consumer Products

Revenues from our Consumer Products businesses increased 13% to $34.8 million from $30.7 million in the prior year quarter, primarily due to growth in our Licensing and Home Video businesses, partially offset by declines in our Magazine Publishing business.
  Home Video net revenues were $8.1 million as compared to $7.6 million in the prior year quarter, primarily reflecting a 7% increase in shipments to 872,000 units, including strong shipments from our catalog. A corresponding increase in sales volume more than offset a 6% decline in average effective price per unit to approximately $13, reflecting discounted sales and promotions.

  Licensing revenues were $23.9 million as compared to $19.9 million in the prior year quarter, primarily reflecting higher royalties earned by our toy and video game products. Revenues related to toys increased by approximately $3.0 million, reflecting the strength of our partnership with Mattel. Revenues from video games increased by approximately $2.2 million primarily based on the extension of our video game licensing agreement. Unit shipments of our SmackDown vs. Raw video game decreased 23% to 2.7 million units as compared to the prior year quarter.

  Magazine Publishing net revenues were $2.2 million as compared to $2.8 million in the prior year quarter, reflecting lower newsstand sales in the current quarter.
Digital Media

Revenues from our Digital Media related businesses were $6.1 million as compared to $6.4 million in the prior year quarter, representing a 5% decrease.
  WWE.com revenues were $2.7 million as compared to $3.4 million in the prior year quarter, primarily reflecting a decline in pay-per-view webcast and wireless revenues.

  WWEShop revenues were $3.4 million as compared to $3.0 million in the prior year quarter. The number of orders increased by 35% to approximately 83,000, partially offset by a 15% decline in the average revenue per order to $40.59.

WWE Studios

During the quarter, WWE Studios recognized revenue of $8.6 million as compared to $3.4 million in the prior year, with the growth in revenue driven by the release of our latest film, The Chaperone. The growth in revenue also reflected, to a lesser extent, receipts from our film 12 Rounds. Revised long-term, ultimate projections for this film resulted in a $2.8 million impairment charge. Film profits declined $5.5 million from the prior year quarter driven by the aforementioned impairment charge, lower receipts from our other licensed films and the previously disclosed change in our distribution model for films. Under our self distribution model, we record a film’s advertising costs and distribution expenses in our results as incurred. As a result, our financial statements reflect a loss of $1.5 million related to The Chaperone primarily due to the recognition of advertising costs.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $46.7 million in the current quarter as compared to $65.0 million in the prior year quarter, reflecting approximately $13.1 million in WrestleMania XXVI related profit in the prior year quarter. Gross profit contribution margin decreased to 39% from 47% in the prior year quarter, due almost entirely to decreases in the profitability of our WWE Studios segment. Excluding items that impact comparability, profit contribution decreased 2% to $50.9 million and contribution margin declined to 42%.

Selling, general and administrative expenses

SG&A expenses were $29.9 million for the current quarter as compared to $25.8 million in the prior year quarter reflecting increases in severance costs and legal expenses as well as collections previously deemed uncollectable, which reversed bad debt expense in the prior year quarter.

Depreciation and amortization

Depreciation and amortization expense was $3.6 million for the current quarter as compared to $1.9 million in the prior year quarter, reflecting a $1.6 million benefit from the recognition of an infrastructure tax incentive received in the prior year quarter. Excluding items that impact comparability, depreciation and amortization expense was $3.6 million in the current quarter as compared to $3.5 million in the prior year quarter.

EBITDA

EBITDA was $16.8 million in the current quarter as compared to $39.2 million in the prior year quarter. The decline was due in part to the timing of WrestleMania XXVI, reduced profits from our film projects and increased SG&A expenses. Excluding items that impact comparability, adjusted EBITDA was $21.0 million as compared to $26.1 million in the prior year quarter.

Investment and Other (Expense) Income

Investment income of $0.5 million was unchanged from the prior year quarter. Other income of $0.1 million as compared to other expense of $1.0 million in the prior year quarter reflected changes in realized foreign exchange gains and losses.

Effective tax rate

In the current quarter, the effective tax rate was 37% as compared to 33% in the prior year quarter. The increase in tax rate over our anticipated rate of 35% was primarily due to $0.4 million in additional tax as a result of examinations associated with foreign taxes. The prior year rate was positively impacted by the recognition of a benefit of $0.9 million relating to previously unrecognized tax benefits, primarily as a result of the statute of limitations expiring in jurisdictions where the Company had taken uncertain tax positions.

Cash Flows

Net cash provided by operating activities was $28.9 million for the three months ended March 31, 2011 as compared to $38.0 million in the prior year quarter. This $9.1 million decrease was primarily driven by the decrease in operating performance.

In the current quarter, we spent $10.1 million less on feature film production and received a $9.0 million federal tax refund. However, these were offset by the absence of approximately $9.1 million of TV production incentives and $7.5 million advance from a licensee received in the prior year quarter.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: WWE will host a conference call on May 5, 2011 at 11:00 a.m. ET to discuss the Company’s earnings results for the first quarter of 2011. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Shanghai, Singapore and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

WWE
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2011	March 31, 2010
Net revenues	$119,907	$138,725

Cost of revenues	73,247	73,685
Selling, general and administrative expenses	29,859	25,879
Depreciation and amortization	3,635	1,839

Operating income	13,166	37,322

Investment income, net	457	483
Interest expense	(50)	(71)
Other income (expense), net	60	(1,042)

Income before income taxes	13,633	36,692

Provision for income taxes	5,030	11,955

Net income	$8,603	$24,737

Earnings per share – Basic and Diluted:
Net income	$0.11	$0.33

Shares used in per share calculations:
Basic	75,043	74,231
Diluted	75,727	75,219

WWE
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$68,003	$69,823
Short-term investments	102,909	97,124
Accounts receivable, net	48,878	52,051
Inventory	2,002	2,087
Deferred income tax assets	17,620	17,128
Prepaid expenses and other current assets	17,785	20,856
Total current assets	$257,197	$259,069

PROPERTY AND EQUIPMENT, NET	79,914	80,995

FEATURE FILM PRODUCTION ASSETS, NET	50,359	56,253

INVESTMENT SECURITIES	15,092	15,037

OTHER ASSETS	5,382	4,375

TOTAL ASSETS	$407,944	$415,729

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,191	$1,169
Accounts payable	19,107	18,441
Accrued expenses and other liabilities	32,553	24,478
Deferred income	24,218	28,323
Total current liabilities	77,069	72,411

LONG-TERM DEBT	1,314	1,621
NON-CURRENT TAX LIABILITIES	14,156	15,068
NON-CURRENT DEFERRED INCOME	9,470	9,881

STOCKHOLDERS' EQUITY:
Class A common stock	276	275
Class B common stock	465	465
Additional paid-in capital	338,396	336,592
Accumulated other comprehensive income	3,333	3,144
Accumulated deficit	(36,535)	(23,728)
Total stockholders' equity	305,935	316,748

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$407,944	$415,729

WWE
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	March 31,	March 31,
	2011	2010
OPERATING ACTIVITIES:
Net income	$8,603	$24,737
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	9,212	1,340
Revaluation of warrants	-	(96)
Depreciation and amortization	3,635	1,839
Realized gain on sale of investments	-	(52)
Amortization of investment income	625	366
Stock compensation costs	1,054	2,347
Recovery of bad debts	(577)	(1,488)
Provision for inventory obsolescence	168	974
Benefit from deferred income taxes	(1,653)	(3,694)
Excess tax benefit from stock-based payment arrangements	(32)	(157)
Changes in assets and liabilities:
Accounts receivable	3,750	(428)
Inventory	(84)	(713)
Prepaid expenses and other assets	(571)	(2,850)
Feature film production assets	(3,118)	(7,597)
Accounts payable	666	2,177
Accrued expenses and other liabilities	11,706	10,744
Deferred income	(4,517)	10,594
Net cash provided by operating activities	28,867	38,043

INVESTING ACTIVITIES:
Purchase of property and equipment	(2,433)	(2,747)
Proceeds from infrastructure incentives	-	3,240
Purchase of other assets	(1,683)	(60)
Purchase of short-term investments	(20,893)	(34,566)
Proceeds from sales or maturities of short-term investments	15,177	2,479
Net cash used in investing activities	(9,832)	(31,654)

FINANCING ACTIVITIES:
Repayments of long-term debt	(284)	(263)
Dividends paid	(21,062)	(20,707)
Issuance of stock, net	459	434
Proceeds from exercise of stock options	-	553
Excess tax benefit from stock-based compensation arrangements	32	157
Net cash used in financing activities	(20,855)	(19,826)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,820)	(13,437)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	69,823	149,784
CASH AND CASH EQUIVALENTS, END OF PERIOD	$68,003	$136,347

WWE
Supplemental Information – EBITDA
(in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2011	March 31, 2010
Net income reported on U.S. GAAP basis	$8,603	$24,737

Add back:
Provision for income taxes	5,030	11,955
Depreciation and amortization	3,635	1,839

Less:
Investment, interest and other income (expense), net	467	(630)

EBITDA	$16,801	$39,161

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Profit contribution	$46.7	$65.0

Adjustments (Added back):
Film impairment charge	2.8	-
WrestleMania XXVII marketing and promotion	1.4	-
WrestleMania XXVI Operating income	-	(13.1)

Adjusted Profit contribution	$50.9	$51.9

Selling, general and administrative expenses	29.9	25.8

Depreciation and amortization	3.6	1.9

Adjustments (Added back):
Infrastructure tax incentive	-	1.6

Adjusted Depreciation and amortization	3.6	3.5

Operating income	$13.2	$37.3

Adjusted Operating income	$17.4	$22.6

EBITDA	$16.8	$39.2

Adjusted EBITDA	$21.0	$26.1

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information – Schedule of Adjustments
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010
Operating income	$13.2	$37.3

Adjustments (Added back):
Film impairment charge	2.8	-
WrestleMania XXVII marketing and promotion	1.4	-
WrestleMania XXVI Operating income	-	(13.1)
Infrastructure tax incentive	-	(1.6)

Adjusted Operating income	$17.4	$22.6

Investment, interest and other (expense) income, net	0.4	(0.7)

Adjusted Income before taxes	$17.8	$21.9

Adjusted Provision for taxes	(6.6)	(7.2)

Adjusted Net income	$11.2	$14.7

Adjusted Earnings per share:
Basic	$0.15	$0.20
Diluted	$0.15	$0.20

Weighted average common shares outstanding:
Basic	75,043	74,231
Diluted	75,727	75,219

Non-GAAP Measure:

Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE
Supplemental Information - Adjusted Income Statement
Excluding Impact of WrestleMania XXVII and XXVI
(dollars in millions)
(Unaudited)

	Q1 2011	Q1 2011	Q1 2011	Q1 2010	Q1 2010	Q1 2010
	Reported	WM XXVII	Adjusted	Reported	WM XXVI	Adjusted
Revenues:

Live & Televised Entertainment

Live Events	$19.6	$-	$19.6	$26.0	$6.7	$19.3
Venue Merchandise	4.5	-	4.5	6.5	1.6	4.9
Pay-Per-View	13.5	-	13.5	32.4	19.0	13.4
Television Rights Fees	31.6	-	31.6	29.4	-	29.4
Television Advertising	-	-	-	1.4	-	1.4
Other	1.2	-	1.2	2.5	1.2	1.3
Total Live & Televised Entertainment	70.4	-	70.4	98.2	28.5	69.7

Consumer Products	34.8	-	34.8	30.7	-	30.7

Digital Media	6.1	-	6.1	6.4	0.3	6.1

WWE Studios	8.6	-	8.6	3.4	-	3.4
Total Revenues	$119.9	$-	$119.9	$138.7	$28.8	$109.9

Profit Contribution

Live & Televised Entertainment	$27.1	$(1.4)	$28.5	$41.5	$12.8	$28.7
Consumer Products	21.6	-	21.6	18.7	-	18.7
Digital Media	1.5	-	1.5	2.8	0.3	2.5
WWE Studios	(3.5)	-	(3.5)	2.0	-	2.0

PROFIT CONTRIBUTION	$46.7	$(1.4)	$48.1	$65.0	$13.1	$51.9

Selling, General & Administrative	29.9	-	29.9	25.8	-	25.8

Depreciation & Amortization	3.6	-	3.6	1.9	-	1.9

Operating Income	$13.2	$(1.4)	$14.6	$37.3	$13.1	$24.2

Investment, interest and other income
(expense), net	0.4	-	0.4	(0.6)	-	(0.6)

Income before taxes	$13.6	$(1.4)	$15.0	$36.7	$13.1	$23.6

Provision for income taxes	5.0	(0.6)	5.6	12.0	4.3	7.7

Net Income	$8.6	$(0.8)	$9.4	$24.7	$8.8	$15.9

EPS basic	$0.11	$(0.01)	$0.13	$0.33	$0.12	$0.21
EPS diluted	$0.11	$(0.01)	$0.12	$0.33	$0.12	$0.21

WWE
Supplemental Information- Free Cash Flow
(in thousands)
(Unaudited)

	Three	Three
	Months Ended	Months Ended
	March 31, 2011	March 31, 2010
Net cash provided by operating activities	$28,867	$38,043

Less cash used in capital expenditures:
Purchase of property and equipment	(2,433)	(2,747)
Proceeds from infrastructure incentives	-	3,240
Purchase of other assets	(1,683)	(60)
Free Cash Flow	$24,751	$38,476

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.